Exhibit 99.2
News Release

FOR IMMEDIATE RELEASE
JANUARY 23, 2012

CHESAPEAKE ENERGY CORPORATION UPDATES ITS 2012 OPERATING PLAN
IN RESPONSE TO LOW NATURAL GAS PRICES

Chesapeake Plans to Reduce its Operated Dry Gas Drilling Rig Count to 24 Rigs,
a Decline of Approximately 50 Dry Gas Rigs from its 2011 Average
Operated Dry Gas Rig Count

Chesapeake Plans to Curtail its Gross Operated Gas Production by up to
1.0 Bcf per Day and Plans to Defer New Dry Gas Well Completions
and Pipeline Connections Wherever Possible

Chesapeake to Redirect Capital Savings from Curtailing Dry Gas Activity to its Liquids-Rich Plays that Deliver Superior Returns

Chesapeake’s Undeveloped Net Leasehold Expenditures in 2012 Projected
to be Approximately $1.4 Billion, Down from Net Leasehold Expenditures of $3.4 Billion and $5.8 Billion in 2011 and 2010, Respectively

OKLAHOMA CITY, OKLAHOMA, JANUARY 23, 2012 – Chesapeake Energy Corporation (NYSE:CHK) today provided an update on additional steps it is taking to continue creating shareholder value in response to the lowest natural gas prices in the past 10 years.

First, Chesapeake plans to further reduce its operated dry gas drilling activity by 50% to approximately 24 rigs by the 2012 second quarter from 47 dry gas rigs currently in use and by 67% from an average of approximately 75 dry gas rigs used during 2011.  Chesapeake’s operated dry gas drilling capital expenditures in 2012, net of drilling carries, are expected to decrease to $0.9 billion, a decrease of approximately 70% from similar expenditures of $3.1 billion in 2011.  This anticipated level of dry gas drilling capital expenditures is the company’s lowest since 2005.  Specifically, during the 2012 second quarter, Chesapeake plans to have reduced its drilling activity in both the Haynesville and Barnett shales to six operated rigs each and to 12 operated rigs in the dry gas area of the Marcellus Shale in northeastern Pennsylvania.

Second, the company plans to immediately curtail approximately 0.5 billion cubic feet (bcf) per day, or 8%, of its current operated gross gas production of 6.3 bcf per day, which is about 9% of the nation’s natural gas production.  If conditions warrant, the company is prepared to double this production curtailment to as much as 1.0 bcf per day.  In addition, wherever possible, Chesapeake plans to defer completions of dry gas wells that have been drilled but not yet completed, and also plans to defer pipeline connections of dry gas wells that have already been completed.

INVESTOR CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Michael Kehs	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-2560	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	michael.kehs@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154

As a result of lower drilling and completion activity and production curtailments in the Haynesville and Barnett shales, Chesapeake projects that its combined gross operated gas production in these plays will decline during 2012.  Because the Haynesville and Barnett shales have accounted for virtually all of the nation’s approximate 14 bcf per day of gas production growth during the past five years, lower production in these two plays will likely lead to flat or lower total natural gas production in the U.S. in 2012.
Third, the company intends to reallocate the capital savings from reduced dry gas drilling, well completion and pipeline connection activities to its liquids-rich plays that offer superior returns in the current strong liquids price environment.  This reallocation will result in increased expenditures in certain of Chesapeake’s liquids-rich plays, including the Eagle Ford Shale, Utica Shale, Mississippi Lime, Granite Wash, Cleveland, Tonkawa, Niobrara, Bone Spring, Avalon, Wolfcamp, and Wolfberry.  The company estimates that approximately 85% of its 2012 total net operated drilling capital expenditures will be invested in its liquids-rich plays.

Fourth, Chesapeake plans to further reduce its undeveloped leasehold expenditures, the majority of which have been focused on liquids-rich plays during the past three years.  The company is now targeting to invest approximately $1.4 billion in undeveloped leasehold expenditures in 2012 (net of joint venture partner reimbursements), of which approximately 90% will target liquids-rich plays and 100% will be in plays where the company is already active.  This compares to undeveloped leasehold expenditures, net of joint venture partner reimbursements, of approximately $3.4 billion and $5.8 billion in 2011 and 2010, respectively.

Management Comments

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “An exceptionally mild winter to date has pressured U.S. natural gas prices to levels below our prior expectations and below levels that are economically attractive for developing dry gas plays in the U.S., shale or otherwise.  Having led the industry in natural gas production growth over the past 10 and five years, we recognize the need to demonstrate leadership and take action now in order to protect value for our shareholders.  During the past five years, our gross operated natural gas production has increased from approximately 2.1 bcf per day to 6.3 bcf per day currently, and accounted for approximately 30% of the nation’s total growth in natural gas production.

“In addition, we have elected to further increase the percentage of our total net operated drilling capital expenditures allocated to liquids-rich plays to approximately 85% in order to capture returns that are currently far superior to dry gas plays.  We have committed to cut our dry gas drilling to bare minimum levels that are likely to be maintained until expected drilling economics on dry gas plays return to levels competitive with expected returns in Chesapeake’s lineup of liquids-rich plays, which we believe is the best in the industry.  As in previous natural gas pricing downturns, Chesapeake is promptly responding to rapidly changing market conditions, and we hope today’s announcement helps disprove the view held by some industry observers that producers fail to act rationally in times of unusually low natural gas prices.

“Furthermore, we are very pleased that our strategic decisions over the past four years have created the opportunity and flexibility for Chesapeake to shift its focus from dry gas plays to liquids-rich plays.  Our liquids production has increased from an average of approximately 32,000 barrels (bbls) per day in 2009 to current production of almost 110,000 bbls per day.  This performance is the second-best U.S. liquids growth rate in the industry, both on an absolute and a relative basis.  As a result, we anticipate that more than 50% of Chesapeake’s 2012 revenue will come from its oil and natural gas liquids production, based on current NYMEX strip prices and Chesapeake’s current hedging positions.

“Finally, we remain on track to meet our debt reduction target of $9.5 billion by year-end 2012 and to increase our liquids production to more than 250,000 bbls per day by 2015, which should represent one of the industry’s best liquids production growth stories during the next four years.   We have also captured the nation’s best natural gas resource base, which will become increasingly valuable in the years ahead as demand initiatives in the power generation, transportation, industrial and export sectors gain further traction and enable consumers to more completely embrace natural gas as a clean, affordable, abundant, American resource to fuel an increasing portion of their energy futures.”

Chesapeake Energy Corporation is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Barnett, Haynesville, Bossier, Marcellus and Pearsall natural gas shale plays and in the Granite Wash, Cleveland, Tonkawa, Mississippi Lime, Bone Spring, Avalon, Wolfcamp, Wolfberry, Eagle Ford, Niobrara, Three Forks/Bakken and Utica unconventional liquids-rich plays.  The company has also vertically integrated its operations and owns substantial midstream, compression, drilling, trucking, pressure pumping and other oilfield service assets directly and indirectly through its subsidiaries Chesapeake Midstream Development, L.P. and Chesapeake Oilfield Services, L.L.C. and its affiliate Chesapeake Midstream Partners, L.P. (NYSE:CHKM).  Chesapeake’s stock is listed on the New York Stock Exchange under the symbol CHK.  Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

This news release includes "forward-looking statements" that give Chesapeake's current expectations or forecasts of future events, including anticipated reductions in drilling and completion activities in natural gas plays, curtailment of natural gas production, capital reallocation to liquids-rich plays and further reductions in undeveloped leasehold expenditures. Although Chesapeake believes the expectations and forecasts reflected in these forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.  Factors that may cause actual results to differ materially from expected results include a sudden rebound in U.S. natural gas prices, changes in market demand and operational constraints.  Factors affecting Chesapeake’s business are described under "Risk Factors" in Chesapeake's 2010 Form 10-K filed with the U.S. Securities and Exchange Commission on March 1, 2011. Chesapeake cautions you not to place undue reliance on its forward-looking statements, which speak only as of the date of this news release, and undertakes no obligation to update this information.